Exhibit 3.1

OWL ROCK CAPITAL CORPORATION II

ARTICLES OF AMENDMENT

Owl Rock Capital Corporation II, a Maryland corporation (the “Corporation”), having its principal office in the State of Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST:  The Corporation desires to, and does hereby, amend its charter (the “Charter”) as currently in effect as hereafter set forth.

SECOND:  The Charter is hereby amended by deleting the existing Article VI, Section 6.01 in its entirety and substituting in lieu thereof a new Article VI, Section 6.01 which reads as follows:

Section 6.01 Authorized Shares. The Corporation has authority to issue 450,000,000 Shares, initially consisting of 450,000,000 shares of common stock, $0.01 par value per share (“Common Shares”), and no shares of preferred stock, $0.01 par value per share (“Preferred Shares”). The aggregate par value of all authorized Shares having par value is $4,500,000. All Shares shall be fully paid and nonassessable when issued and the Corporation shall not make any mandatory Assessments against any Stockholder beyond such Stockholder’s subscription commitment. If Shares of one class or series are classified or reclassified into Shares of another class or series pursuant to this Article VI, the number of authorized Shares of the former class or series shall be automatically decreased and the number of Shares of the latter class or series shall be automatically increased, in each case by the number of Shares so classified or reclassified, so that the aggregate number of Shares of all classes and series that the Corporation has authority to issue shall not be more than the total number of Shares set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board and without any action by the Stockholders, may amend the Charter from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class or series that the Corporation has authority to issue. For the avoidance of doubt, any such amendment shall not be deemed to alter or change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualification, or terms or conditions of redemption of any issued and outstanding shares.

THIRD:  The amendment to the Charter as set forth above has been approved by a majority of the entire Board of Directors of the Corporation and is limited to a change expressly authorized by Section 2-105(a)(13) of the Maryland General Corporation Law to be made without action by stockholders.

FOURTH:  The total number of shares of stock which the Corporation had authority to issue immediately before the amendment to the Charter as set forth above was three hundred million (300,000,000) shares of stock, with a par value of $0.01 per share, amounting in aggregate to Three Million Dollars ($3,000,000).

FIFTH:  The total number of shares of stock which the Corporation had authority to issue immediately after the amendment to the Charter as set forth above is four hundred and fifty million (450,000,000) shares of stock, with a par value of $0.01 per share, amounting in aggregate to Four Million and Five Hundred Thousand Dollars ($4,500,000).

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Operating Officer and Chief Financial Officer and attested by its Secretary on June 18, 2019.

Owl Rock Capital Corporation II

Attest:	/s/ Victor Lopez	By:	/s/ Alan Kirshenbaum
	Victor Lopez		Alan Kirshenbaum
	Secretary		Chief Operating Officer and Chief Financial Officer

THE UNDERSIGNED, Alan Kirshenbaum, Chief Operating Officer and Chief Financial Officer of Owl Rock Capital Corporation II who executed on behalf of said corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information, and belief, the matters and facts set forth herein with respect to the approval thereof are true in all material respects, under penalties of perjury.

/s/ Alan Kirshenbaum
Alan Kirshenbaum
Chief Operating Officer and Chief Financial Officer